Exhibit 10.14

Appendix A
to Award Letter
dated
May 18, 2013

Terms and Conditions of
Director Deferred Unit Award

The deferred units (“Deferred Units”) granted to you effective as of the Award Date by Transocean Ltd. (the “Company”) representing a specified number of registered shares, par value 15.00 Swiss francs per share, of the Company (“Shares”), are subject to the terms and conditions set forth in the Long-Term Incentive Plan of Transocean Ltd. (the “Plan”), any rules and regulations adopted by the Company’s Board of Directors (the “Board”), any additional terms and conditions set forth in this Appendix A which forms a part of the award letter to you (“Award Letter”) and the Prospectus for the Plan.  Any terms used and not defined in the Award Letter have the meanings set forth in the Plan.  The terms and provisions of your Deferred Units are governed by the terms of the Plan as amended and restated February 12, 2009.  In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

1.         Vesting of Deferred Units

(a)       Vesting Schedule.  Unless vested on an earlier date as provided in this Appendix A, the Deferred Units granted pursuant to your Award Letter will vest in accordance with the date stated in the Vesting Schedule (the “Vesting Dates”) specified in your Award Letter.

(b)       Accelerated Vesting.  In certain circumstances described in paragraphs 3 and 4 below, your Deferred Units may vest before the final Vesting Date.

2.         Payment of the Deferred Units

(a)       General.  Upon your termination of service as a Director of the Company or, if later, the date of your “separation from service” with the Company as defined in Section 1.409A-1(h) of the U.S. Treasury regulations (“Separation from Service”), Shares will be delivered to you (or, in the event of your death, to your beneficiary under the Plan) in the form of an electronic book-entry registration of a number of Shares equal to the number of vested Deferred Units, provided that you have not elected to have them delivered to you at an earlier date pursuant to paragraph 2(b).  Until delivery of such Shares, you may not sell, transfer, assign or pledge the Shares subject to your Deferred Unit award.

(b)       Election for Earlier Delivery.  If an election is timely made in accordance with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and related regulations and U.S. Treasury pronouncements (“Section 409A”), the delivery of your vested Deferred Units may be accelerated to the date which is the earliest of (i) the Vesting Date of your Deferred Units as specified in your Award Letter, (ii) the occurrence of a Change of Control provided that such Change of Control constitutes a “change in ownership or effective control” as defined in Section 409A, or (iii) the date your Deferred Units vest as a result of a Separation from Service that constitutes a termination of service as a Director described in paragraph 3(a)(i) and (ii) below.

3.         Termination of Service

(a)       General.  The following rules apply to the vesting of your Deferred Units in the event of your termination of service as a Director of the Company.

(i)        Death or Disability. If your service is terminated by reason of death or disability (as determined by the Board), all of your Deferred Units will immediately vest.

(ii)       Retirement.    If your service as a Director is terminated due to retirement in accordance with the retirement policy for members of the Board, all of your Deferred Units will immediately vest.

(iii)      Other Termination of Service.  If your service terminates for any reason other than those provided in clauses (i) or (ii) above, any of your Deferred Units which have not vested prior to your termination of service will be forfeited.

(b)       Board Determinations.  The Board shall have absolute discretion to determine the date and circumstances of termination of your service, including without limitation whether as a result of death, disability, retirement or any other reason, and its determination shall be final, conclusive and binding upon you.

4.         Change of Control

Notwithstanding the provisions of the Award Letter or paragraphs 1 or 3, all of your Deferred Units will vest immediately upon a Change of Control.

5.         Dividend Credits

In the event that dividends are paid with respect to Shares, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share as of such dividend payment date multiplied by the number of vested and unvested Deferred Units credited to your account immediately prior to such dividend payment date for which Shares have not yet been distributed, with such amount to be payable to you on the date on which dividends are paid with respect to all other Shares of the Company.

6.         Income Tax Withholding

(a)        General.  You should consult the Plan Prospectus for a general summary of the U.S. federal income tax consequences to you and, if applicable, the Swiss tax consequences to you, from the grant and/or vesting of your Deferred Units based on currently applicable provisions of the Internal Revenue Code of 1986, as amended, related regulations and Swiss tax rules.  The summary does not discuss state and local tax laws or the laws of any other jurisdictions, which may differ from U.S. federal tax law and Swiss tax rules.  For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)       Withholding.  You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local withholding tax liability arising from the grant or vesting of your Deferred Units or dividend credits on the Deferred Units.  You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain Shares having a value approximately equal to the amount of your minimum statutory withholding obligation from the shares otherwise deliverable to you in accordance with paragraph 2.  If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amounts payable to you.

7.         Adjustments

As provided in Section 6.2 of the Plan, certain adjustments may be made to your Deferred Units upon the occurrence of events or circumstances described in Section 6.2 of the Plan.

8.         Restrictions on Resale

Other than the restrictions on transfer of Deferred Units referenced in paragraph 2, there are no restrictions imposed by the Plan on the resale of Shares acquired under the Plan.  However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of Shares acquired under the Plan by certain Directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  The Company has filed an effective registration statement with the SEC.  There are no restrictions imposed by the SEC on Shares acquired under the Plan by persons who are not affiliates of the Company.  Nothing in the foregoing paragraph is deemed to modify any Share ownership policy established by the Company for directors.

9.         Shareholder Rights

You (or your beneficiary) will have no rights as a shareholder with respect to the Shares represented by your Deferred Units unless and until all the terms, conditions and provisions of this Appendix A, the Award Letter and the Plan which affect you or such other person have been complied with as specified therein, and such shares are distributed to you (or your beneficiary) pursuant to paragraph 2 hereof.

10.       Governing Law

This Appendix A, the Award Letter and the Plan will be governed by, and construed in accordance with, the laws of the State of Texas.

11.       Section 409A Compliance

This award of Deferred Units is intended to comply with the provisions of Section 409A and, wherever possible, shall be interpreted as being so compliant therewith.  No action taken to comply with Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix  A.

Your Award Letter and this Appendix A contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.